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                                                                    Exhibit 2(g)









                            ASSET PURCHASE AGREEMENT

                                  by and among

                            NEXTMEDIA GROUP II, INC.,

                           NEXTMEDIA LICENSING, INC.,

                        REGENT BROADCASTING OF ERIE, INC.

                                       and

                          REGENT LICENSEE OF ERIE, INC.



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered this 28th day of December, 2000 by and among NEXTMEDIA GROUP II, INC., a Delaware corporation (hereinafter referred to as "NMG"), NEXTMEDIA LICENSING, INC., a Delaware corporation (hereinafter referred to as "Licensee," and collectively with NMG referred to as "Seller"), REGENT BROADCASTING OF ERIE, INC., a Delaware corporation ("RBI"), and REGENT LICENSEE OF ERIE, INC., a Delaware corporation ("RLI") (RBI and RLI collectively referred to as "Buyers").


                                    RECITALS


         WHEREAS, Seller owns and operates radio station WJET(FM) licensed to Erie, Pennsylvania (the "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC"); and

         WHEREAS, Seller desires to sell, and Buyers desire to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Station, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                               PURCHASE OF ASSETS


         1.1 Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyers, Buyers shall purchase, and RBI shall assume from Seller, all of the right, title and interest of Seller in and to all of the following assets, properties, interests and rights of Seller, which are used or held for use in the operation of the Station (collectively, the "Station Assets"):

                  1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued to Licensee by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Station Licenses"), used or useful in connection with the operation of the Station, which are more fully described in Schedule 7.4, along with renewals or modifications of such items, and all applications pertaining thereto, between the date hereof and the Closing Date;


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                  1.1.2 the Station's optimod and transmitter, and such other equipment as specifically described or listed in Schedule 1.1.2, together with any replacements thereof or improvements or additions thereto, made from the date hereof through the Closing Date, and less any retirements or dispositions thereof, made between the date hereof and the Closing Date in the ordinary course of Seller's business consistent with past practices;

                  1.1.3 all contracts, agreements, leases and legally binding contractual rights relating to the operation of the Station and which are listed in Schedule 7.9, together with (a) all advertising contracts entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business, consistent with past practices of Seller; and (b) any other contracts, agreements, leases and legal binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date (collectively the "Contracts");

                  1.1.4 all of Seller's rights in and to all intellectual properties listed or described on Schedule 7.12 (the "Intellectual Property").

                  1.1.5 all of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Station or to the Station Assets, including, without limitation, the Station's local public files, programming information and studies, blueprints, technical information and engineering data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC and all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters, but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                  1.1.6 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets; and

                  1.1.7 except for Excluded Assets, such other assets, properties, interests and rights owned by Seller that are used or useful in connection with the operation of the Station.

         The Station Assets shall be transferred to RBI (except for the Station's Licenses which shall be transferred to RLI) free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever
("Encumbrances"), except for those Encumbrances, if any, set forth in Schedule
7.7 ("Permitted Encumbrances").

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;


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                  1.2.2 all investment securities and accounts receivable or notes receivable for services performed by Seller in connection with the operation of the Station prior to the Closing Date;

                  1.2.3 all tangible and intangible personal property of Seller not specifically described or listed on Schedule 7.4, Schedule 7.12, or Schedule 1.1.2, or in Sections 1.1.5-.7 above including, but not limited to, the Station's call letters "WJET";

                  1.2.4 all Contracts which are not specifically described or listed on Schedule 7.9, or which have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                  1.2.5 Any right to use the name "NextMedia Group" or any variation thereof, Seller's corporate seals, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such financial records as are necessary to enable Seller to file its tax returns and reports, as well as any other records or materials relating to Seller generally and not involving or relating to the Station Assets or the business or operations of the Station;

                  1.2.6 contracts of insurance, and any insurance proceeds or claims made by, Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.7 all pension, profit sharing or cash or deferred (Internal Revenue Code Section 401 (k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                  1.2.8 all of Seller's rights in and to all causes of action;

                  1.2.9 all tax refunds relating to the period prior to the Closing Date; and

                  1.2.10 any right, property or asset described in Schedule 1.2.10.


                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS


         2.1 Assumption of Obligations. Subject to the provisions of this
Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, RBI shall assume the obligations of NMG arising or to be performed on and after the Closing Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under: (a) the Contracts; and (b) all property taxes and other governmental charges on the Station Assets. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."


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         2.2 Retained Liabilities. Notwithstanding anything contained in this
Agreement to the contrary, Buyers expressly do not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of either Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyers, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller other than the Assumed Liabilities including, but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."


                                    ARTICLE 3
                                  CONSIDERATION


         3.1 Delivery of Consideration. In consideration for the sale of the Station Assets to Buyers, in addition to the assumption of certain obligations of NMG pursuant to Section 2.1 above, Buyers shall, at the Closing (as hereinafter defined), deliver to Seller Five Million Dollars ($5,000,000) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Sections 3.2 and 3.3 below (the "Purchase Price"); provided, however, that at the Closing, Buyers shall be entitled to a credit of One Hundred Thousand Dollars ($100,000) against the Purchase Price for the studio equipment and furnishings of the Station.

         3.2 Escrow Deposit. (a) Within five (5) business days after the execution and delivery of this Agreement, Buyers, NMG and Media Venture Partners, as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of Exhibit A hereto (the "Deposit Escrow Agreement") pursuant to which Buyers shall deposit the amount described below as a deposit on the amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.

                  (b) Pursuant to the terms of the Deposit Escrow Agreement, Buyers shall wire transfer Two Hundred Fifty Thousand Dollars ($250,000), or alternatively, deliver an irrevocable, stand-by letter of credit for such amount in form and substance acceptable to Seller, to an escrow account established pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit if, in the form of cash, shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyers, or if in the form of a letter of credit, shall be returned to Buyers. As more fully described in the Deposit Escrow Agreement: (a) in the event this Agreement is terminated because of Buyers'


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material breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), Buyers and NMG shall execute written instructions to the Deposit Escrow Agent directing the Escrow Deposit to be paid to or delivered for draw thereon to NMG as liquidated damages as provided in
Section 16.4 hereto for Buyers' material breach of this Agreement (the payment of such sum to NMG shall discharge any liability Buyers may have to NMG and/or Licensee), and the interest accrued on the Escrow Deposit shall be paid to Buyers; and (b) in the event this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clause
(a), the Escrow Deposit and the interest accrued thereon shall be paid or returned to Buyers.

         3.3 Proration of Income and Expenses.

                  3.3.1 Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Station shall be prorated between Buyers and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. Eastern Standard time, on the Closing Date. Such prorations shall include, without limitation, all ad valorem, property taxes and other governmental charges on the Station Assets (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, frequency discounts, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety-day limitation set forth in Section 3.3.2), utility expenses, amounts due or to become due under Contracts, rents and similar prepaid and deferred items.

                  3.3.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days after the Closing Date.

                  3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by Pricewaterhouse Coopers L.L.P. (the "Independent Auditor"), whose decision shall be final and binding on the parties, and the fees and expenses of which shall be paid one-half by Seller and one-half by Buyers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyer and Seller and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Seller, Seller proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Seller would pay 70/90ths of those fees based on the $90 in dispute between the parties). Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 3.3.


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         3.4 Allocation of Purchase Price. The parties shall in good faith attempt to agree prior to Closing upon an allocation of the Purchase Price among the Station Assets. If the allocation is not agreed upon within thirty (30) days after the Closing Date, Buyers and Seller will order an appraisal of the Station Assets from Broadcast Investments Analysts ("BIA") and BIA will determine the allocation. The appraisal, if required, shall be provided to each of Buyers and Seller within forty-five (45) days after it is ordered. The fees for BIA shall be borne equally by Buyers and Seller. Seller and Buyers agree to use the agreed upon allocation, if any, for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

         3.5 Adjustment for Barter. As of the Closing Date, Buyers shall be entitled to a credit against the Purchase Price for the amount, if any, by which the aggregate net value of the Station's Barter Payable (as defined below) as of the Closing Date exceeds the aggregate net value of the Station's Barter Receivable (as defined below) as of the Closing Date by more than $17,500 with respect to Contracts for the sale of advertising in exchange, in whole or in part, for merchandise or services ("Trade Agreements").

         "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements.


                                    ARTICLE 4
                                     CLOSING


         4.1 Closing. Except as otherwise mutually agreed upon by Buyers and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur on the last day of the month after (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use all commercially reasonable efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date), and (b) the issuance of the Final Order (as defined below); or (c) such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that so long as the closing occurs on the last day of the month, Buyers may in their sole discretion waive the requirement that a Final Order be issued and elect (subject to clause (a) and (c) above) to close at any time (upon not less than five (5) business days' notice to Seller) after the release of initial FCC approval on public notice that it has consented to the transaction contemplated hereby (the "Initial Approval"), and provided further, that subject to clause (a) and (b) above the Closing shall occur on the same date of and simultaneous with the earliest date of the following: (i) the earliest date on which Seller shall have both closed on its acquisition of, and received program test authority for, a new FM broadcast station to operate on Channel 230A at Fairview, Pennsylvania (the "Fairview CP"), (ii) the date which is five (5) business days after the date on which (x) Seller shall have terminated its acquisition of the Fairview CP, (y) Seller's agreement to acquire the Fairview CP shall have been terminated by reason of a default thereof by Seller, or (z) the FCC shall have issued an order which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction denying Seller's proposed acquisition of the Fairview CP, or (iii) December 20,


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2001. For purposes of this Agreement, "Final Order" (and "Final") means an order or grant by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents, as the case may be, to the assignments of the FCC Licenses contemplated by this Agreement or to the renewal of the FCC Licenses, each such order or grant being without the imposition of any conditions materially adverse to Buyers or any Affiliate (as hereinafter defined) of Buyers with respect to the assignment of the FCC Licenses to RLI or the continued operation by Buyers of the Station or the Station Assets. In the event that the parties close before the Initial Approval has become a Final Order, the parties shall enter into a mutually acceptable Unwind Agreement. The Closing shall be held preferably by exchange of closing documents by overnight deliveries, or otherwise in the offices of Leibowitz & Associates, P.A., in Miami, Florida, or at such place and in such manner as the parties hereto may agree.


                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS


         5.1 FCC Consents. It is specifically understood and agreed by Buyers and Seller that the Closing and the assignment of the Station Licenses and the transfer of the Station Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions materially adverse to Seller, Buyers or any Affiliate of Buyers (the "FCC Consent").

         5.2 FCC Application. Within ten (10) business days after the execution of this Agreement, Buyers and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyers and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use all reasonable efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyers nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyers or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any material condition on Buyers or Seller or any of their respective Affiliates, such party shall use all reasonable efforts to comply with such condition; provided, however, that neither Buyers nor Seller shall be required hereunder to comply with any condition that requires the sale of any other radio station owned by them or that otherwise would have a material adverse effect upon them or any of their Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYERS


         Buyers, jointly and severally, hereby make the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller:


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         6.1 Organization and Standing. Buyers are corporations duly organized validly existing and in good standing under the laws of the State of Delaware, and are authorized to conduct business within those states where such qualification is necessary.

         6.2 Authorization and Binding Obligations. Buyers have all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Station upon the consummation of the transactions contemplated by this Agreement. Buyers' execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on their part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of Buyers, enforceable against them in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3 Qualification As Assignee. To the best of Buyers' knowledge, there are no facts, allegations, conditions or circumstances relating to Buyers which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would prevent or delay the FCC Consent or disqualify RLI as an assignee of the Station Licenses. There are no proceedings, complaints, notices of forfeiture, claims or investigations pending or, to the knowledge of Buyers, threatened against any, or in respect of any, of the broadcast stations licensed to RLI or its Affiliates that would materially impair the qualifications of RLI to become a licensee of the Station or delay the FCC Consent.

         6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 hereof with respect to governmental consents or on
Schedule 6.4, the execution, delivery and performance of this Agreement by
Buyers: (a) do not conflict with the provisions of the certificate of incorporation or by-laws of Buyers; (b) do not require the consent of any third party not affiliated with Buyers; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to either Buyer; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which either Buyer is now subject.

         6.5 Commissions or Finder's Fees. Neither Buyers nor any person or entity acting on behalf of Buyers has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

         6.6 Litigation. Buyers are not subject to any judgment, award, order, writ, injunction, arbitration decision or decree prohibiting the consummation of the transactions contemplated by this Agreement, and there are no suits, legal proceedings or investigations of any nature pending, or to the best knowledge of Buyers, threatened against or affecting Buyers that would affect Buyers' ability to carry out the transactions contemplated by this Agreement.

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         6.7 Financial Ability. Buyers have the financial ability and/or resources to consummate the transactions contemplated hereunder.

         6.8 Full Disclosure. No representation or warranty made by Buyers contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Buyers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Buyers' knowledge, there is no impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.


                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Each Seller makes the following representations and warranties to Buyers, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyers:

         7.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to conduct business within those states where such qualification is necessary, and has the requisite power and authority to own, lease and operate the Station Assets owned or leased by it and to carry on the business of the Station as now being conducted by it and as proposed to be conducted by it between the date hereof and the Closing Date.

         7.2 Authorization and Binding Obligation. Seller has the corporate power and authority, and has taken all necessary and proper corporate action to enter into and perform this Agreement and to consummate the actions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyers, constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

         7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 with respect to governmental consents and in Schedule 7.9 with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller:
(a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's certificate of incorporation or by-laws (or other charter or organizational documents), or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Seller or by which Seller or any of the Station Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach


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of the terms, conditions or provisions of, or constitute a default under, any
Contract, agreement, instrument, license or permit to which Seller or any of the Station Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

         7.4 Government Authorizations.

                  7.4.1 Schedule 7.4 hereto contains a true and complete list of the Station Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are material for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Station). Seller has delivered to Buyers true and complete copies of the Station Licenses and the other licenses, permits and authorizations listed in Schedule 7.4, including any and all amendments and other modifications thereto.

                  7.4.2 Licensee is the authorized legal holder of the Station Licenses and other licenses, permits and authorizations listed in Schedule 7.4. Except as set forth Schedule 7.4, none of the Station Licenses and other licenses, permits and authorizations listed in Schedule 7.4 is subject to any restrictions or conditions which would materially limit the full operation of the Station as now operated. The Station is not operating under any special temporary authority from the FCC.

                  7.4.3 Except as set forth in Schedule 7.4, and except for matters affecting the radio broadcast industry generally, there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Station. Except as set forth in Schedule 7.4, the Station Licenses and the other licenses, permits and authorizations listed in Schedule 7.4 are in good standing, are in full force and effect and are unimpaired by any material act or omission of Seller or its shareholders, officers, directors or employees. The operations of the Station are in compliance in all material respects with the Station Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule 7.4. No proceedings are pending or, to the best of Seller's knowledge, threatened, and to the best of Seller's knowledge there has not been any act or omission of Seller or any of its officers, directors, shareholders or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses or the other licenses, permits and authorizations listed in Schedule 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Station Licenses or the other licenses, permits and authorizations listed in Schedule 7.4 or which may materially affect Buyers' ability to continue to operate the Station.

                  7.4.4 To the best of Seller's knowledge: (i) the Station is not causing unlawful interference to the transmissions of any other broadcast station or communications facility nor has the Station received any complaints with respect thereto; and (ii) no other broadcast station or communications facility is causing unlawful interference to transmissions of the Station or the public's reception of such transmissions.


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                  7.4.5 Seller has no reason to believe that, upon Seller's
compliance with the FCC's requirement that it divest the Station, the Station Licenses and the other licenses, permits, or authorizations listed in Schedule
7.4 will not be renewed in their ordinary course.

                  7.4.6 All reports, forms, and statements required to be filed by Seller with the FCC with respect to the Station since the grant of the last renewal of the Station Licenses have been filed and are substantially complete and accurate.

                  7.4.7 To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Licensee as assignor of the Stations Licenses or cause the Stations Licenses and the other licenses, permits and authorizations listed in Schedule 7.4 not to be renewed in their ordinary course.

                  7.4.8 The operation of the Station and all of the Station Assets are in compliance in all respects with ANSI Radiation Standards C95.1-1992.

         7.5 Compliance with FCC Regulations. The operation of the Station and all of the Station Assets are in compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no filed claims to the contrary.

         7.6 Taxes. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it. All returns and forms that have been filed have been true and correct in all material respects and no tax or other payment in an amount other than as shown on such returns and forms is required to be paid by Seller and has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Station Assets or the operation of the Station by Buyers. Seller has not been advised that any of its tax returns, federal, state, local or foreign, have been or are being audited. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in a lien on the Station Assets after conveyance thereof to Buyers or in any other form of transferee liability to Buyers.

         7.7 Personal Property. Schedule 1.1.2 hereto contains a list of all items of tangible personal property and assets being transferred to Buyers and used or useful in the conduct of the business and operations of the Station.
Schedule 1.1.2 also separately lists all tangible personal property leased by Seller pursuant to leases included within the Contracts. Except as disclosed in
Schedule 7.7, Seller has, and following the Closing, RBI will have, good and marketable title to all of the items of tangible personal property which are included in the Station Assets (other than those subject to lease) and none of such Station Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable, and except for the Assumed Liabilities. The properties listed in Schedule 1.1.2, along with those properties subject to lease and included among the Contracts, constitute all tangible personal property being transferred to Buyers. Except as set forth in Schedule 1.1.2, all items of tangible personal property included in the Station Assets are in good operating condition (ordinary wear and tear excepted), are free from all material defect and damage and are suitable for the purposes for which they are now being used.

         7.8 Fairview CP. Seller holds an option to acquire the Fairview CP, which option is in full force and effect, is enforceable against the owner of the Fairview CP, and the only action required to exercise said option is written notice of exercise and execution of a definitive purchase agreement. A copy of the option and form of purchase agreement has been delivered to Buyers.

         7.9 Contracts. Schedule 7.9 lists all Contracts being transferred to Buyers, as of the date of this Agreement. Those Contracts listed on Schedule 7.9, if any, requiring the consent of a third party to assignment are identified by an asterisk in the left margin of Schedule 7.9. Those Contracts, if any, that Seller and Buyers have agreed are material to the operation of the Station Assets and the valid assignment of which and receipt by Buyers of consents thereto is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are identified by an "M" in the left margin of
Schedule 7.9.

         7.10 Status of Contracts, etc. Seller has delivered to Buyers true and complete copies of all Contracts, including any and all amendments and other modifications thereto. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all Contracts and is not in default beyond any applicable grace periods under any thereof and, to the best of Seller's knowledge, no other contracting party is in default under any thereof.

         7.11 Reserved.

         7.12 Intellectual Property. Except as noted thereon, Schedule 7.12 hereto is a true and complete list of all intellectual property used in connection with the operation of the Station. Except as set forth on Schedule 7.12, to the best of Seller's knowledge: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, are free and clear of all liens, claims, encumbrances, rights or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party; (b) Seller has not received any notice of any claimed conflict, violation or infringement of such Intellectual Property; and (c) none of such Intellectual Property rights is being infringed by any third party.

         7.13 Financial Statements. Seller has furnished Buyers with true and complete copies of all financial statements, reports and information relating to the Station obtained by Seller from The Jet Broadcasting Co., Inc. at the time Seller acquired the Station, together with all other financial statements, reports and information of Seller relating to the Station requested by Buyers in Buyers' due diligence request for the period from August 16, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books, records and accounts of Seller relating to the Station and are generally consistent with the books, records and accounts of Seller with respect to such Station (which books, records and accounts are complete and accurate in all material respects), and present fairly the financial condition of Seller with respect to such Station and the results of operations for the period then ended.

         7.14 Personnel Information.

                  7.14.1 Schedule 7.14 contains a true and complete list of all persons being transferred with the Station, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 7.17) and a list of other material terms of any and all agreements affecting such persons and their employment by NMG. Seller has received no notice that, and Seller is not aware of, any individual employee who shall or is likely to terminate his or her employment relationship with the Station upon the execution of this Agreement or after the Closing.

                  7.14.2 Seller, with respect to the Station, is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller at the Station. Seller has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Station.

                  7.14.3 Seller, with respect to the Station, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.15 Litigation. Except as described on Schedule 7.15, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Station or any of the Station Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller with respect to, related to or in connection with the operation of the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, to the best knowledge of Seller, there are no applications, complaints or proceedings pending or threatened before the FCC or any other governmental organization with respect to the business or operations of the Station.

         7.16 Compliance With Laws. Except as set forth in Schedule 7.16: (i) Seller is not in material violation of, nor has Seller received any notice asserting any non-compliance by it in connection with the operation of the Station or use or ownership of any of the Station Assets with, any applicable statute, rule or regulation, whether federal, state or local; (ii) Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby; and (iii) Seller is in all material respects in compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station, and its present use of the Station Assets does not violate any of such laws, regulations or orders.

         7.17 Reserved.

         7.18 Commissions or Finder's Fees. Neither Seller nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

         7.19 Conduct of Business in Ordinary Course; Adverse Changes. Since August 16, 2000: (a) Seller has conducted the business of the Station in the ordinary course consistent with Seller's past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Station, or any damage, destruction, or loss affecting any of the Station Assets; and (c) Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Station Assets, which will not be released or terminated at or prior to closing.

         7.20 Instruments of Conveyance: Good Title. The instruments to be executed by Seller and delivered to Buyers at the Closing, conveying the Station Assets to Buyers, will transfer good and marketable title to the Station Assets free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 7.7 hereto and those obligations referred to in the first sentence of Section 2.1 hereof.

         7.21 Undisclosed Liabilities. Excepting only for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Station or the Station Assets exists which could, after the Closing result in any form of transferee liability against Buyers or subject the Station Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Station Assets by Buyers.

         7.22 Full Disclosure. No representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Seller's knowledge, there is no impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to the best of Seller's knowledge (or similar terms), it shall mean to the actual knowledge of Carl E. Hirsch, Seller's local engineer and the Station's local general manager.


                                    ARTICLE 8
                               COVENANTS OF BUYERS


         8.1 Closing. Subject to Article 11 hereof, on the Closing Date, Buyers shall purchase the Station Assets from Seller as provided in Article I hereof and RBI shall assume the Assumed Liabilities of NMG as provided in Article 2 hereof.

         8.2 Notification. Buyers, jointly or severally, shall provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyers shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against Buyers which challenges the transactions contemplated hereby.

         8.3 No Inconsistent Action. Buyers, jointly and severally, shall not take any action which is materially inconsistent with their obligations under this Agreement or take any action which would cause any representation or warranty of Buyers contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 9
                               COVENANTS OF SELLER


         9.1 Pre-Closing Covenants. Seller covenants and agrees with respect to the Station that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of Buyers, Seller shall act in accordance with the following:

                  9.1.1 Seller shall use all commercially reasonable efforts to conduct the business and operations of the Station in the ordinary course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Station, including but not limited to maintaining the independent identity of the Station, and retaining the current format and programming (including the content thereof) of the Station, and using all reasonable efforts to retain at the Station the services of all active employees, consultants and agents of the Station who are being transferred to the Buyers.

                  9.1.2 Seller shall use all commercially reasonable efforts to:
(i) preserve the operation of the Station; and (ii) preserve the business of the Station's advertisers, customers, suppliers and others having business relations with the Station.

                  9.1.3 Seller shall operate the Station in all material respects in accordance with FCC rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses or other licenses, permits or authorizations listed in Schedule 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyers thereof and will use all reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

                  9.1.5 Except for changes or actions in the normal course of business, Seller shall not: (a) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (b) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Station (provided that no such increases to any employee shall in the aggregate exceed 5% of such employee's compensation as set forth on
Schedule 7.14 hereto), (c) except as required by written agreements currently in effect, grant or agree to grant any specific bonus or increase in compensation to any executive management employee of the Station (provided that no such increases to any employee shall in the aggregate exceed 5% of such employee's compensation as set forth on Schedule 7.14 hereto); (d) provide for any new pension, retirement or other employment benefits for employees of the Station or any increases in any existing benefits, (e) modify, change or terminate any Contract; or (f) change the advertising rates in effect as of the date hereof.

                  9.1.6 Seller shall give or cause the Station to give Buyers and Buyers' counsel, accountants, engineers and other representatives, at Buyers' reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel being transferred with the Station, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Station, real estate, buildings and equipment relating to the Station and to the Station's employees, and to furnish Buyers with information and copies of all documents and agreements relating to the Station and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Station) that Buyers may reasonably request. The rights of Buyers under this
Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

                  9.1.7 Seller shall use all reasonable efforts to obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, and any amount then owing by Seller to such third party).

                  9.1.8 Seller shall:

                  (a) refrain from making any sale, lease, transfer or other disposition of any of the Station Assets having a value in excess of $10,000 in the aggregate, other than in the normal course of business at fair market value in connection with replacements of equal or greater value without the prior approval of Buyers, which approval will not be unreasonably withheld;

                  (b) if requested by Buyers, with respect to any Contract which can be terminated or not renewed by Seller in compliance with the terms thereof, notify the other parties to such Contract that Seller elects to terminate (or, if applicable, elect not to renew) such Contract; and

                  (c) within thirty (30) days following the end of each calendar month, provide Buyers with a statement of income for the Station for such month and for the year-to-date period then ended (including a comparison to budget).

         9.2 Notification. Seller will provide Buyers prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule. Seller agrees to notify Buyers of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyers if any of the normal broadcast transmissions of the Station are interrupted, interfered with or in any way impaired, and shall provide Buyers with prompt written notice of the problem and the measures being taken to correct such problem. If the Station is not restored so that operation is resumed to substantially its prior signal coverage and to within FCC rules and regulations regarding power parameters within five (5) days of such event and to prior antenna height and to within FCC rules and regulations regarding power parameters within thirty (30) days of such event, or if more than five (5) such events occur within any thirty (30) day period, or if the Station shall be off the air for more than one hundred twenty (120) consecutive hours, then Buyers shall have the right to terminate this Agreement.

         9.3 No Inconsistent Action. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement nor take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement. Seller shall also take all necessary steps to cause the date of closing of its acquisition of the Fairview CP to be extended, if necessary, to coincide with the Closing Date under this Agreement in accordance with Section 4.1.

         9.4 Closing. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyers, the Station Assets and the Assumed Liabilities as provided in Articles 1 and 2 and Section 7.20 of this Agreement.

         9.5 Other Items. Until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall not: (a) waive or release any right relating to the business or operations of the Station, except for adjustments or settlements made in the ordinary course of business consistent with its past practices; (b) transfer or grant any rights under any of the Station Licenses; (c) enter into any commitment for capital expenditures for which Buyers would become liable after the Closing Date; (d) introduce any material changes in the broadcast hours or in the format of the Station or any other material change in the Station's programming policies; (e) change the call letters of the Station except to call letters that have been suggested by Buyers and that are available to use without delay; (f) enter into any transaction or make or enter into any contract or commitment with respect to the Station or the Station Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices; or, without the prior written consent of Buyers, enter into any transaction or make or enter into any contract or commitment with respect to the Station or the Station Assets which involves more than $5,000 or is for longer than one (1) year; (g) fail to repair, maintain or replace the Station's transmitting, studio and other technical equipment necessary to maintain the Station's broadcast transmissions within the current parameters of the Station License; (h) enter into, extend or renew any trade deals or sales of broadcast time on the Station except as same are approved by RBI and except for time sales for cash at the Station's prevailing rates; or (i) allow to occur or exist any event of default under any contract, agreement, arrangement, license, permit, commitment or understanding, which event of default would have a material adverse affect upon the business, operations or financial position of the Station.

         9.6 Exclusivity. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyers shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any shareholders, director, officer, employee or other representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Station Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6.

         9.7 FCC Filings. Seller shall file or cause to be filed on a current basis until the Closing Date all applications, fees, reports and documents required to be filed with the FCC with respect to the Station. Copies of each such application, fee filing, report and document filed between the date hereof and the Closing Date shall be furnished to Buyers as promptly as practicable after its filing.

         9.8 Asset Purchase Agreement. Seller shall place a complete copy of this Agreement in the local public inspection file of the Station and shall append a complete copy of this Agreement to the application to the FCC for the FCC approval.

         9.9 Fairview CP. Within five (5) business days after the execution and delivery of this Agreement, Seller shall exercise its option to acquire the Fairview CP, and promptly thereafter execute the definitive purchase agreement related thereto in the form provided to Buyers and proceed to consummate the transaction in accordance with, and abide by the terms of, the said purchase agreement.


                                   ARTICLE 10
                                 JOINT COVENANTS


         Buyers and Seller each covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Confidentiality. Subject to the requirements of applicable law, each of the Buyers and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party, with the prior written approval of the other party, may make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, unless such press release, statement or announcement is made in accordance with the disclosing party's legal obligations (including, but not limited to, filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies), in which case such prior approval shall not be required.

         10.2 Cooperation. Subject to express limitations contained elsewhere herein, Buyers and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 Control of Station. Buyers shall not, directly or indirectly, control, supervise or direct the operations of the Station prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 Consents to Assignment. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 11.5, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to RBI of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to RBI of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, RBI shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use all commercially reasonable efforts to provide RBI with the financial and business benefits of such Contracts (including, without limitation, permitting RBI to enforce any rights of Seller arising under such Contracts), and RBI shall, to the extent RBI is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that RBI was to assume those obligations pursuant to the terms hereof.

         10.5 Filings. In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyers and Seller shall use all reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 Bulk Sales Laws. Buyers hereby waive compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyers and hold them harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorneys' fees) sustained by Buyers as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.7 Employee Matters. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees up to the Closing Date. Seller acknowledges and agrees that it, and not Buyers, is and shall be solely responsible for any and all severance, insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, or current employee of Seller, relating to the period up to the Closing Date. Buyers, as purchaser of the Station Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time.


                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYERS


         The obligations of Buyers hereunder are, at their option, subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants.

                  11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete if limited by materiality, in accordance with the terms thereof in all respects and if not so limited by materiality, in all material respects, as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes (a) expressly permitted or contemplated by the terms of this Agreement; or (b) in the ordinary course of business which are not, either in individually or in the aggregate, material and adverse.

                  11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyers shall have received a certificate, dated as of the Closing Date, from Seller, executed by an authorized officer of Seller to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         11.2 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section
4.1 hereof, shall have become a Final Order.

         11.3 Governmental Authorizations. Seller or an Affiliate of Seller shall be the holder of the Station Licenses and all other licenses, permits and other authorizations listed in Schedule 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Station or the operations thereof. No application shall be pending for the renewal of any of the Station Licenses. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Station Licenses or any other licenses, permits or other authorizations listed in Schedule 7.4.

         11.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.5 Third-Party Consents. All Material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to RBI all appropriate third-party consents in form and substance acceptable to RBI in connection with the assignment of the Material Contracts to RBI and compliance with reasonable requirements of Buyers' senior lender.

         11.6 Closing Documents. Seller shall have delivered or caused to be delivered to Buyers, on the Closing Date, all bills of sale, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyers, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyers, including, without limitation, each of the documents required to be delivered by it pursuant to Article 14.


                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER


         The obligations of Seller hereunder are, at its option, subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

         12.1 Representations, Warranties and Covenants.

                  12.1.1 All representations and warranties of Buyers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyers on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Buyers, to the effect that: (a) the representations and warranties of Buyers contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Buyers have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by them on or prior to the Closing Date.

         12.2 Governmental Consents. The FCC Consent shall have been obtained and. subject to the provisions of Section 4.1 hereof, shall have become a Final Order.

         12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         12.4 Closing Documents. Buyers shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by them pursuant to Article 14.

         12.5 Tower License. In the event the Closing occurs simultaneously with the closing on Seller's acquisition of the Fairview CP, as provided in Section 4.1, Buyer shall have entered into an Antenna License Agreement with Seller in the form of Exhibit B (the "Antenna License Agreement").


                                   ARTICLE 13
                        TRANSFER TAXES: FEES AND EXPENSES


         13.1 Expenses. Except as set forth in Section 13.2 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

         13.2 Specific Charges. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid in equal shares by Buyers, on the one hand, and Seller on the other hand. Any filing or grant fees imposed upon it by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid in equal shares by Buyers, on the one hand, and Seller on the other hand.

                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING


         14.1 Seller's Documents. At the Closing, Seller shall deliver or cause to be delivered to Buyers the following:

                  14.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates showing that Seller: (a) is duly organized and in good standing in the State of Delaware; and (b) has filed all returns, paid all taxes due thereon and is currently subject to no assessment and is in good standing as a foreign corporation in the Commonwealth of Pennsylvania, each certified as of a date not more than thirty (30) days before the Closing Date;

                  14.1.4 Such certificates, bills of sale, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer required to be delivered hereunder), and lien releases, all in form reasonably satisfactory to Buyers and Buyers' counsel, as shall be effective to vest in Buyers good and marketable title in and to the Station Assets in accordance with the terms of this Agreement, free, clear and unencumbered except for Permitted Encumbrances, if any, as set forth on Schedule 7.7.

                  14.1.5 An Assignment and Assumption Agreement in the form of Exhibit C effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Station, including the public files of the Station, shall be left at the Station and thereby delivered to Buyers;

                  14.1.7 A written opinion of Seller's corporate and FCC counsel, on which Buyers' lenders shall be entitled to rely, in a form reasonably acceptable to Buyers, dated as of the Closing Date;

                  14.1.8 A Tower License Agreement in the form of Exhibit D (the "Tower License Agreement) executed by NMG;

                  14.1.9 The Antenna License Agreement executed by NMG, if applicable; and

                  14.1.10 Such additional information, materials, agreements, documents and instruments as Buyers and their counsel may reasonably request in order to consummate the Closing.

         14.2 Buyers' Documents. At the Closing, Buyers shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the Board of Directors of Buyers approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of Buyers, dated the Closing Date, in the form described in Section 12.1.3;

                  14.2.3 The Assignment and Assumption Agreement executed by
RBI;

                  14.2.4 A written opinion of Buyers' corporate counsel in a form reasonably acceptable to Seller, dated as of the Closing Date;

                  14.2.5 The Purchase Price in accordance with Section 3. 1 hereof;

                  14.2.6   The Tower License Agreement executed by RBI;

                  14.2.7 The Antenna License Agreement executed by RBI, if applicable;

                  14.2.8 Governmental certificates showing that (a) Buyers are duly organized and in good standing in the State of Delaware; and (b) RBI is in good standing as a foreign corporation in the Commonwealth of Pennsylvania, each certified as of a date not more than thirty (30) days before the Closing Date; and

                  14.2.9 Such additional information, materials, agreements, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.


                                   ARTICLE 15
                         SURVIVAL, INDEMNIFICATION, ETC.


         15.1 Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyers and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyers or Seller) for a period of twelve (12) months from the Closing Date. The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Agreements and Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

         15.2 Indemnification.

                  15.2.1 Seller shall defend, indemnify and hold harmless Buyers from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyers arising out of or related to: (a) any breach of the Warranties given or made by Seller in this Agreement; (b) any breach of the Agreements made by Seller in the Agreement; (c) the Retained Liabilities; (d) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (e) the conduct of the business and operations of the Station or any portion thereof or the use or ownership of any of the Station Assets prior to the Closing Date.

                  15.2.2 RBI shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by Buyers in this Agreement; (b) the Assumed Liabilities, and (c) the conduct of the business and operations of the Station or any portion thereof or the use or ownership of any of the Station Assets on or after the Closing Date.

         15.3 Procedures: Third Party and Direct Indemnification Claims. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 15.1.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything contained in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  15.3.5 Notwithstanding the provisions in Section 15.2, neither Seller nor Buyers shall have the obligation to defend, indemnify and hold harmless under Section 15.2.1(a) and 15.2.2(a) for breach of Warranties until the aggregate Damages on account thereof exceed $50,000; provided, however, that the aggregate amount of all Damages asserted by either Seller or Buyer under
Section 15.2 shall in no event exceed $250,000, except as otherwise set forth in Sections 16.2 and 16.3 hereof.


                                   ARTICLE 16
                               TERMINATION RIGHTS


         16.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyers and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyers to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyers or such longer period as provided in Section 17.1 hereof; or

                  16.1.3 By written notice of Seller to Buyers if either Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

                  16.1.4 By written notice of any party if any material condition to the obligation to perform this Agreement of the party seeking to terminate has not been satisfied or materially complied with by the Closing Date or the date specified herein for such satisfaction or material compliance, and such inaccuracy, failure of performance or non-satisfaction of or material compliance with a condition, if capable of being cured, has not been cured within thirty (30) days after written demand therefor, or has not been waived by the party seeking to terminate this Agreement; or

                  16.1.5 By written notice of Buyers to Seller or by Seller to Buyers if the FCC denies the FCC Application; or

                  16.1.6 By written notice of Buyers to Seller, or by Seller to Buyers, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  16.1.7 By written notice of Buyers to Seller, or by Seller to Buyers, if the Closing shall not have been consummated on or before December 20, 2001; or

                  16.1.8 By written notice of Buyers to Seller if it shall become apparent in both Seller's and Buyers' judgment reasonably exercised that any condition to Buyers' obligation to close as set forth in Article 11 hereof will not be satisfied on or before December 20, 2001; or

                  16.1.9 By written notice of Buyers to Seller under the conditions set forth in Section 9.2 hereof.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

         16.2 Liability. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyers for their injury. Buyers shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, that may be available to them. If any action is brought by Buyers to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. The prevailing party in any lawsuit for damages, specific performance, or other remedy brought pursuant to this Agreement shall be entitled to reimbursement by the other party of the reasonable legal fees and expenses incurred by such prevailing party.

         16.4 Seller's Liquidated Damages. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyers' material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to NMG, and the proceeds thereof shall constitute liquidated damages as to both NMG and Licensee. It is understood and agreed that such liquidated damages amount represents Buyers' and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery by NMG of liquidated damages shall be the sole and exclusive remedy of both NMG and Licensee against Buyers for failing to consummate this Agreement as a result of Buyers' material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by both NMG and Licensee.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS


         17.1 Risk of Loss. The risk of loss or damage to any of the Station Assets prior to the Closing Date shall be upon Seller. Subject to Buyers' right to terminate this Agreement pursuant to Section 9.2 hereof, Seller shall repair, replace and restore any such damaged or lost Station Asset to its prior condition as soon as possible and in no event later than forty-five (45) days following the loss or damage; provided, however, that in the event any such loss or damage of the Station Assets exists on the Closing Date, then notwithstanding any other provision hereto, Buyers at their option may extend the Closing Date for a period of up to sixty (60) days until such time as Seller shall have repaired, replaced and restored any such damaged or lost Station Asset to its prior condition or deduct from the Purchase Price that amount which Buyers and Seller reasonably determine to be sufficient to cover any such loss or damage and close the transaction on the Closing Date.

         17.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America; and (h) the term "Seller" means not only NMG and Licensee collectively but also each of NMG and Licensee separately.

         17.3 Further Assurances. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyers, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyers good and marketable title to the Station Assets being transferred hereunder in accordance with the terms hereof, and Buyers shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyers hereunder.

         17.4 Preservation of Records. Subject to Section 10.1 hereof, Buyers hereby agree that they will preserve and make available to Seller and its attorneys and accountants (including the right to inspect and copy at Seller's cost), during normal business hours and upon reasonable advance notice, for three (3) years after the Closing Date, such of the books, records, files, correspondence, memoranda and other documents referred pursuant to this Agreement as Seller may reasonably require for the preparation of tax reports and returns, the preparation of financial statements, or the preparation of a response to any claim by a third party against Seller.

         17.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of Buyers; provided, however, that no such consent shall be required if Seller assigns its interest under this Agreement to NextMedia Licensing, Inc. pursuant to Section 9.5(b) above. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyers find it necessary or are required to provide to a third party a collateral assignment of the Buyers' interest in this Agreement and/or any related documents, Seller shall reasonably cooperate with the Buyers and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment.

         17.6 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law provisions thereof.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyers, and in the case of Buyers, by notifying Seller:

                  To Seller:                NextMedia Group II, Inc.
                                            6312 South Fiddler's Green Circle
                                            Suite 360-E
                                            Englewood, CO 80111
                                            Fax:  (310) 445-4606
                                            Attn: Mr. Sean Stover


                  Copy to:                  LEIBOWITZ AND ASSOCIATES, P.A.
                                            1 SE 3rd Avenue
                                            Miami, FL 33131-1715
                                            Fax:  (305) 530-9417
                                            Attn: Matthew L. Leibowitz, Esq.


                  To Buyers:                Regent Broadcasting of Erie, Inc.
                                            c/o Regent Communications, Inc.
                                            100 East RiverCenter Blvd.
                                            9th Floor
                                            Covington, KY 41011
                                            Fax:  (859) 292-0352
                                            Attn: Mr. Terry S. Jacobs


                  Copy to:                  STRAUSS & TROY
                                            The Federal Reserve Building
                                            150 East Fourth Street
                                            Cincinnati, OH 45202
                                            Fax:  (513) 241-8259
                                            Attn: Alan C. Rosser, Esq.

         17.10 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         17.12 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 Entire Agreement. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         17.14 Authority. Buyers and Seller expressly acknowledge that the agents executing this Agreement on their behalf possess the full agency and authority, both actual and apparent, to fully bind their respective principals to this Agreement. Neither party shall assert or interpose any defense in any proceeding, which defenses are hereby waived, that said agents did not possess the legal authority and agency to bind their respective principals to this Agreement.

         17.15 Studio Facilities. For a period of ninety (90) days following the Closing (the "Transition Period"), Seller shall allow the Station to continue its operations at its current studio location under Buyers' control to provide Buyers with ample time to construct and equip new studios for the Station at Buyers' own facilities. Buyers may operate the Station in its current facilities in a manner substantially similar to the manner in which it is currently operated, using all commercially reasonable efforts to minimize any inconvenience to Seller. Buyers shall pay to NMG the Station's proportionate allocation of all utility costs associated with Buyers' use of Seller's studio and equipment during the Transition Period.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                   REGENT BROADCASTING OF ERIE, INC.

                                   By:    /s/ Terry S. Jacobs
                                        ----------------------------------------
                                   Name:  Terry S. Jacobs
                                   Title: Chairman and Chief Executive Officer


                                   REGENT LICENSEE OF ERIE, INC.

                                   By:    /s/ Terry S. Jacobs
                                        ----------------------------------------
                                   Name:  Terry S. Jacobs
                                   Title: Chairman and Chief Executive Officer


                                   NEXTMEDIA GROUP II, INC.

                                   By:    /s/ Carl E. Hirsch
                                        ----------------------------------------
                                   Name:  Carl E. Hirsch
                                   Title: Chairman

                                   NEXTMEDIA LICENSING, INC.

                                   By:    /s/ Carl E. Hirsch
                                        ----------------------------------------
                                   Name:  Carl E. Hirsch
                                   Title: Chairman